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First M&F Corp. Investor Information
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CONTACT:       Bobby Thompson
               Chief Financial Officer
               (601) 289-8569

July 8, 1999

FOR IMMEDIATE RELEASE

FIRST M&F CORP., COMMUNITY FEDERAL BANCORP SIGN DEFINITIVE AGREEMENT

KOSCIUSKO, Miss. - (NASDAQ:FMFC) - First M&F Corporation and Community Federal Bancorp, Inc. (NASDAQ:CFTP) of Tupelo, MS, jointly announced today that they have signed a definitive agreement for First M&F Corp. to acquire Community Federal Bancorp and its subsidiary, Community Federal Bank. This announcement was made by First M&F Corp. Chairman and CEO Hugh S. Potts, Jr., Community Federal Bancorp Chairman Medford M. Leake, and Community Federal CEO Jim Ingram.

Community Federal Bancorp had approximately $305 million in total assets, $144 million in loans, $152 million in deposits and $59 million in stockholders' equity at March 31, 1999. Community Federal has three offices serving the Tupelo market.

Under terms of the Agreement, First M&F will issue .2855 shares of its common stock (subject to adjustment under certain circumstances) and $8.8457 of cash for each share of Community Federal common stock. At the July 7 closing price of $33 for First M&F Corp. stock, holders of each share of Community Federal common stock will receive stock and cash with a combined value of $18.27. The transaction, which will be accounted for as a purchase, should be a tax-free exchange relative to the stock received and is subject to the approval of the stockholders of First M&F Corp. and Community Federal and regulatory authorities.

First M&F Corp.'s board of directors authorized the purchase in the open market of approximately 218,000 shares to be exchanged as part of this acquisition. Additionally, the Board authorized the purchase of up to 264,000 shares over the next 24 months. The repurchases are expected to begin within the next 30 days.


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Potts said that the merger is a strategic move that positions First M&F in one of the strongest and fastest growing markets in Mississippi.

"Community Federal is a well run bank," Potts said. "Our entry into the Tupelo market is exciting and filled with challenges and opportunities. I believe that this is an excellent and rewarding way to deploy our capital and enhance our community banking franchise. Initially, we expect to have some earnings dilution due to the goodwill amortization. However, we expect this transaction to enhance shareholder value through the expansion and new revenue options that we acquire. We are grateful for an opportunity such as this to build from a solid base in one of America's great communities. Our building a better community and state will certainly be reflected in the value of First M&F Corporation."

"I think that we can all be proud of the franchise that the Community team has built." Leake said. "The opportunity to partner with First M&F allows us to maintain our community bank philosophy and enhance our lines of banking products."

Community CEO Jim Ingram said that the two banks share a similar hometown, people-oriented culture.

"We were strongly attracted to a merger with M&F for several reasons," Ingram said. "First, M&F made us a solid offer, which will not only provide substantial cash for our shareholders but also will give our shareholders approximately 25% ownership in a successful billion-dollar Mississippi bank. Second, M&F believes in operating as a group of community banks - not as a bureaucracy. Third, M&F can provide our customers with much broader and deeper banking services, including debit and credit cards, cash management services, insurance products, trust services and computer banking for those who want it. Finally, we anticipate having no staff reductions. We are impressed with the fact that M&F operates under a family and community concept."

First M&F Corp., parent of Merchants & Farmers Bank, is a $735 million bank holding company with banking locations throughout Central and North Mississippi.
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